Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-5408
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

DADE BEHRING REPORTS RECORD REVENUE GROWTH AND PROFIT IN

THE FOURTH QUARTER OF 2003

Company leverages strong cash flow throughout 2003 to increase investment in R&D and decrease net debt by $160 million

Further debt pre-payments in January and February 2004

Deerfield, Ill. (February 19, 2004) – Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported continued growth in net income and an increase in global revenue of 12.8 percent for the quarter ended December 31, 2003.  Full-year revenue increased 12.1 percent, marking the third consecutive year in which Dade Behring has reported significant revenue expansion.

“Our revenue growth for the fourth quarter of 2003 was outstanding, marking the conclusion of another very successful and profitable year.  Dade Behring’s steady and dependable performance, quarter after quarter, is the result of our intelligent and targeted business strategy, our world class diagnostics products and service, and an intense focus on our customers across the world,” said Jim Reid-Anderson, Dade Behring’s chairman, president and CEO.  “We are well positioned in an industry that will play an increasingly important role in global health care in the coming years. As we’ve grown our top-line, we’ve improved margins, increased R&D investment to drive future growth, and decreased debt.”

Net income for the fourth quarter was $12.5 million, or $0.29 per share on a diluted basis (1) versus a net loss of $48.6 million for the fourth quarter, 2002, which included a $57 million one-time pre-tax inventory charge resulting from the implementation of fresh start accounting.  Full-year net income was $48.1 million, or $1.15 per share on a diluted basis (1).  Cash earnings per share (2) on a diluted basis was $.46 and $2.36 for the fourth quarter and year, respectively.  Cash earnings per share adds back depreciation/ amortization and stock-based compensation expense, deducts capital expenditures and adjusts income tax expense to taxes actually paid.

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The company reported fourth quarter 2003 revenues of $392 million, compared with $347 million during the same period last year, a year-over-year increase of 12.8 percent. On a constant currency basis (3), revenues rose 5.0 percent.  For the full year 2003, revenues were $1.44 billion, compared with $1.28 billion in 2002, a year-over-year increase of 12.1 percent.  On a constant currency basis, full year revenues rose 4.6 percent.

“We saw strong demand during the quarter, led by our North American operations but reflected in most key markets across the world.  Our flagship Dimension® family of products now represents the second largest brand in the industry with sales exceeding $600 million,” said Reid-Anderson, “and our growing market share in our core products is a testament to Dade Behring’s customer centered approach to product design and to our focus on understanding and responding to the real everyday needs of our customers.”

Fourth quarter 2003 Bank EBITDA(4) (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the company’s bank credit agreement) was $83.0 million, compared with $67.7 million in the third quarter of 2003 and $64.9 million in the fourth quarter of 2002.  Strong operating results for the quarter were also aided by ongoing process improvements in manufacturing and the company’s global continuous improvement initiatives, but partially offset by increases in other expenses.  Marketing and administrative costs for the quarter included $9.0 million of stock compensation expense on options granted in 2003 as part of the equity plan established in 2002 in conjunction with the company’s debt restructuring and $2.4 million of severance and related expenses relating to cost reduction initiatives. The company remains committed to pursuing cost efficiencies while leveraging its global infrastructure.

Full-year 2003 Bank EBITDA was $298 million, compared with $230 million for 2002.  Full-year 2003 Bank EBITDA growth was positively impacted by favorable foreign exchange impacts of $25 million.  Favorable foreign exchange rates contributed $4.4 million of Bank EBITDA growth for the quarter.  The company increased R&D spending by 19% on a constant currency basis in 2003.  R&D expense for 2003 was 8.2% of revenues versus 7.3 % in 2002.

“Dade Behring’s revenue growth was fueled by the growth in our installed base and leveraging this through method penetration and other strategic initiatives,” said Reid-Anderson.  “In addition, our global operations team continues to drive manufacturing improvements that have positively impacted earnings.  2003 Bank EBITDA was above expectations and remained strong, further positioning the company for future growth.  We will continue to strengthen our key customer and partner relationships through systemic quality improvement, customer-focused innovation and outstanding service.  Our ongoing strategy is to enhance shareholder value by growing profitably, managing effectively our cash through aggressive debt reduction and investing our resources for maximum long-term return.”

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The company also generated strong cash flow in the fourth quarter, further reducing its total net debt (gross debt less cash) $57 million from $626 million on September 30, 2003 to $569 million on December 31, 2003.   For the full-year 2003, total net debt decreased $160 million.  The company also repaid $40 million and $12 million of its bank debt and senior subordinated notes, respectively, in January and February of 2004.

Operational Highlights

Year-over-year increases in fourth quarter and full-year 2003 revenues were led by continued growth in sales of instruments and reagents across the company’s core product lines, particularly in North America but also across key markets in Europe, Asia and Latin America.

When compared with fourth quarter 2002, revenues for the final quarter of 2003, on a constant currency basis, increased 7.7 percent in core chemistry; 10.4 percent in hemostasis; and 6.9 percent in microbiology.  Sales for infectious disease diagnostics declined 2.1 percent.

For full-year 2003, when compared with the year earlier period on a constant currency basis, core chemistry product revenues increased 7.3 percent; hemostasis product revenues increased 6.2 percent; and microbiology revenues increased 4.9 percent. Infectious disease diagnostics declined 2.5 percent.  On a constant currency basis, mature products, which now account for less than five percent of the company’s total revenues, decreased by 21.1 percent for the full-year 2003.

Fourth quarter sales in North America increased 5.5 percent over prior year, and international sales, on a constant currency basis, increased by 4.5 percent over the same period in 2002. Full-year 2003 North America sales increased 4.8 percent over 2002.  Constant currency international sales increased 4.3 percent when compared with prior year.  “Our sales growth both in North America and internationally continues to be healthy, indicating worldwide demand for Dade Behring’s products and services,” said John Duffey, Dade Behring’s Chief Financial Officer.  “This demand strength, across our major product lines, coupled with our ability to deliver what our customers most need, has laid an excellent foundation for our future.”

Dade Behring’s worldwide installed base of instruments, an important indicator of future growth potential, grew 1.0% for the quarter and 4.3% for the full year, with the strategic installed base growing 3.6% and 14.5% for similar time periods.  To provide more visibility to the growth dynamics of its instrument base, the company has adjusted its December 31, 2003 non-strategic installed base statistic to remove mature product line instruments, including aca and Opus, which are being phased out of our product portfolio over the next two years, and other older non-strategic instruments.  The revised installed base of instruments as of December 31, 2003, using the new calculation methodology, was approximately 32,400.

“We have every reason to be pleased with our overall performance in 2003, particularly with the strong bonds we continue to forge with our customers across the world” said Reid-Anderson. “In 2004, we will continue to pay down debt, increase our value to shareholders, and focus on customer excellence. Dade Behring is truly the company our customers count on to deliver solutions they need.”

With 2003 revenues of over $1.4 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding the intent, belief or current expectation of the Company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the Company’s businesses.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Company.

1.	Weighted averages in fully diluted common shares were 43.6 million in the fourth quarter and 41.9 million in the full-year 2003.

2.

“Cash earnings per share” is not a U. S. GAAP defined measure.  The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s recent restructuring.

3.

“Constant currency” is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

4.	To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company will continue to report “Bank EBITDA.”

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Dade Behring Holdings, Inc.
Revenue By Product Line

	Quarter Ended December 31
			% Change
(Dollars in millions)				On a Constant
Product Line	2003	2002	Reported	Currency Basis *
Core Chemistry	$245.2	$214.2	14.5%	7.7%
Hemostasis	65.3	53.9	21.2%	10.4%
Microbiology	44.7	39.7	12.6%	6.9%
Infectious Disease	20.4	17.9	14.0%	-2.1%
Mature Products	16.0	21.4	-25.2%	-31.9%
Total	$391.6	$347.1	12.8%	5.0%

	Year Ended December 31
			% Change
(Dollars in millions)				On a Constant
Product Line	2003	2002	Reported	Currency Basis *
Core Chemistry	$903.7	$793.2	13.9%	7.3%
Hemostasis	237.0	202.8	16.9%	6.2%
Microbiology	150.5	138.3	8.8%	4.9%
Infectious Disease	78.9	69.5	13.5%	-2.5%
Mature Products	66.3	77.7	-14.7%	-21.1%
Total	$1,436.4	$1,281.5	12.1%	4.6%

*  “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(Dollars in millions, except share-related data)	2003	2002

Assets

Current assets:
Cash and cash equivalents	$79.5	$35.5
Restricted cash	—	7.9
Accounts receivable, net	293.6	289.7
Inventories	177.6	174.3
Prepaid expenses	18.1	18.9
Deferred income taxes	1.0	0.4
Total current assets	569.8	526.7

Property, plant and equipment, net	427.7	390.5
Debt issuance costs, net	15.6	14.0
Deferred income taxes	7.9	3.5
Identifiable intangible assets, net	409.8	414.3
Goodwill	513.8	543.0
Other assets	25.9	26.8
Total assets	$1,970.5	$1,918.8

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$4.8	$6.1
Current portion of long-term debt	—	5.0
Accounts payable	89.7	76.8
Accrued liabilities	258.2	228.5
Total current liabilities	352.7	316.4

Long-term debt	643.4	760.7
Deferred income taxes	108.2	116.3
Other liabilities	172.4	137.3
Total liabilities	1,276.7	1,330.7

Commitments and contingencies:

Common stock: $.01 par value; 65,000,000 and 50,000,000 shares authorized and 41,411,506 and 39,929,479 shares issued and outstanding at December 31, 2003 and December 31, 2002, respectively	0.4	0.4
Additional paid-in capital	686.1	643.1
Unearned stock-based compensation	(10.6)	—
Accumulated deficit	(0.5)	(48.6)
Accumulated other comprehensive income (loss)	18.4	(6.8)
Total shareholders’ equity	693.8	588.1
Total liabilities and shareholders’ equity	$1,970.5	$1,918.8

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Twelve months ended December 31,		Three months ended December 31,
(Dollars in millions, except per share data)	2003	2002 (A)	2003	2002 (B)

Net sales	$1,436.4	$1,281.5	$391.6	$347.1
Cost of goods sold (C)	678.2	696.3	186.0	228.8
Gross profit	758.2	585.2	205.6	118.3

Operating costs and expenses:
Marketing and administrative expense	493.9	447.4	142.4	124.5
Research and development expense	117.5	94.1	30.9	28.8
Cost reduction programs expense	—	2.9	—	—
Restructuring expense, net	(0.9)	(2.8)	(0.9)	—
Income (loss) from operations	147.7	43.6	33.2	(35.0)

Other (expense) income, net:
Interest expense	(77.8)	(111.4)	(18.3)	(19.5)
Interest income	3.1	3.6	0.7	0.9
Balance sheet restructuring costs	—	(21.2)	—	—
Foreign exchange gain	0.8	2.0	1.1	3.8
Other income (expense)	0.5	(0.7)	1.6	2.0
Income (loss) before reorganization costs, income tax expense (benefit) and cumulative effect of change in accounting principle	74.3	(84.1)	18.3	(47.8)

Reorganization items:
Gain on extinguishment of debt	—	786.3	—	—
Fresh-start adjustments	—	816.6	—	—
Reorganization costs	—	(37.6)	—	(2.2)
Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principle	74.3	1,481.2	18.3	(50.0)

Income tax expense (benefit)	26.2	18.7	5.8	(1.4)
Income (loss) before cumulative effect of change in accounting principle	48.1	1,462.5	12.5	(48.6)

Cumulative effect of change in accounting principle	—	20.0	—	—
Net income (loss)	$48.1	$1,482.5	$12.5	$(48.6)

Basic shares outstanding	40.3 million	n/a	41.0 million	39.9 million
Diluted shares outstanding	41.9 million	n/a	43.6 million	39.9 million
Basic earnings (loss) per Successor Company common share	$1.19	n/a	$0.30	$(1.22)
Diluted earnings (loss) per Successor Company common share	$1.15	n/a	$0.29	$(1.22)

(A)    In order to provide a meaningful basis of comparing the twelve months ended December 31, 2003 and 2002, for purposes of this analysis, the operating results for the period after our emergence from Chapter 11 bankruptcy (which represents the period from October 3, 2002 through December 31, 2002) have been combined with the operating results for the period prior to our emergence (which represents the period from January 1, 2002 through October 2, 2002), and are compared to the year ended December 31, 2003. The combining of these periods does not result in a presentation that is in accordance with generally accepted accounting principles, but we believe such results will provide meaningful comparisons for net sales, gross profit, and operating costs and expenses. Changes to our capital structure and the adoption of fresh-start reporting (which are fully discussed in our filings with the SEC) primarily affect depreciation, amortization and interest expense.

(B)    The three months ended December 31, 2002 income statement is for the period October 2, 2002 through December 31, 2002, which represents the period after our emergence from Chapter 11 bankruptcy. We emerged from bankruptcy on October 3, 2002; however, for accounting purposes, the effective date is considered to be October 1, 2002. In connection with our adoption of fresh-start reporting as a result of our emergence, on October 1, 2002 we recognized gains on the extinguishment of debt ($786.3 million) and fresh-start adjustments ($816.6 million). For accounting purposes, no other transactions were deemed to have occurred on October 1, 2002. These gains are excluded from the income statement for the three months ended December 31, 2002.

(C)    For 2002 periods, amounts include $57.3 million associated with the step-up of inventory on October 1, 2002 resulting from the application of fresh-start reporting. This inventory was sold prior to December 31, 2002.

	Twelve months ended December 31,		Three months ended December 31,
(Dollars in millions, except per share data)	2003	2002 (A)	2003	2002 (B)

Net income (loss) to Bank EBITDA reconciliation:
Net income (loss)	$48.1	$1,482.5	$12.5	$(48.6)
Depreciation and amortization (including amortization of deferred financing fees)	136.7	116.8	37.0	30.3
Gain on extinguishment of debt	—	(786.3)	—	—
Fresh-start adjustments	—	(816.6)	—	—
Cumulative effect of change in accounting principle	—	(20.0)	—	—
Non-cash charges:
Loss on disposal of fixed assets	4.4	7.0	2.0	1.2
Stock-based compensation expense	10.5	6.9	9.0	5.9
Non-cash charge related to loss in equity investment	—	0.5	—	0.1
Other non-cash charges	—	0.4	—	—
Non-recurring charges:
Non-recurring charges related to balance sheet restructuring	—	58.8	—	2.2
Non-recurring charges related to fresh-start inventory step up	—	57.3	—	57.3
Non-recurring cost reduction programs, net of reversal	—	0.1	—	—
Other non-recurring charges	—	1.9	—	—
Income tax expense (benefit)	26.2	18.7	5.8	(1.4)
Interest expense, net (excluding amortization of deferred financing fees)	71.8	101.9	16.7	17.9
Bank EBITDA	$297.7	$229.9	$83.0	$64.9

Successor Company Net income to Cash Earnings reconciliation:
Net income	$48.1	$12.5
Depreciation and amortization (including amortization of deferred financing fees)	136.7	37.0
Capital expenditures	(112.6)	(41.1)
Stock-based compensation expense	10.5	9.0
Income tax expense	26.2	5.8
Cash paid during the period for taxes	(10.1)	(3.1)
Cash Earnings	$98.8	$20.1